Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TPG RE Finance Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common stock, par value $0.001 per share	Other	2,647,059	$8.28	$21,917,649	0.00014760	$3,235.04

	Total Offering Amounts					$21,917,649		$3,235.04

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due							$3,235.04

(1)

Represents the shares of common stock, $0.001 par value per share (the “common stock”), of TPG RE Finance Trust, Inc. (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus contained in the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the amount of registration fee. The proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on June 14, 2024, as reported on the New York Stock Exchange.